Exhibit 10.1

Julie A. Cook

Vice President, Human Resources

Federal Signal Corporation

630.954.2036

jcook@federalsignal.com

July 31, 2013

Mr. Ian Hudson

526 Uvedale Road

Riverside, Illinois 60546

Dear Ian:

It is with great pleasure that we present you with the following offer of employment in the position of Vice President and Corporate Controller, reporting to Brian Cooper, Chief Financial Officer. You will be a Section 16 Officer and a member of the Executive Committee. We are looking forward to the addition of your expertise to our leadership team.

The specific elements of this offer regarding compensation and benefits are as follows:

1)	Base Salary: Your base salary will be $220,000 per year, paid semi-monthly. You will also be considered for a merit-based annual salary increase in 2014. Salary increases generally occur in March.

2)	Short-Term Incentive Bonus Plan: You will be eligible to participate in our bonus program in which your target annual cash incentive will be 40% of your base salary, with the maximum set at 80% of your base salary. Your annual incentive award will be weighted 70% based on the financial performance of the company and 30% based on individual objectives. For 2013, your bonus will be prorated based on your start date. All executive bonus awards are subject to the approval of the Compensation and Benefits Committee.

3)	Car Allowance: You will receive a monthly car allowance in the amount of $750, in accordance with Company policies and procedures.

4)	Long-Term Incentive Bonus Plan: Subject to the approval of the Compensation and Benefits Committee of the Board of Directors of the Company, you will receive:

•

An initial grant of performance based restricted stock units valued at $120,000 as of your date start date. For 2013, performance based restricted stock units are earned based on the Company’s performance relative to an earnings per share from continuing operations metric. If earned, performance based restricted stock units will vest on December 31, 2015.

•	Receipt of these shares is contingent upon your signing a non-compete agreement. Future grants will be issued in conjunction with the annual Federal Signal award cycle.

During 2014, you will also be eligible to receive a long term incentive award (LTI) that is targeted at approximately $100,000, and is subject to the approval of the Compensation and Benefits Committee. This grant will be structured under the terms in effect on the date of the grant. The LTI plan for Section 16 officers calls for 50% of the grants to be composed of performance shares and 50% to be composed of stock options.

5)	Vacation Time: Your vacation accrual will be based on calendar year, and will be prorated for balance of 2013. You will receive four weeks of vacation annually, starting in 2014.

1415 WEST 22nd STREET l OAK BROOK, ILLINOIS 60523 l PHONE (630) 954-2000

6)	Signing Bonus: Based on an August 2013 start date, you will receive a signing bonus of $10,000 within 30 days of joining Federal Signal. If you resign your employment with Federal Signal within less than one year, the signing bonus is subject to repayment.

7)	Benefits: You will be eligible to participate in the Company health and welfare programs on the first day of the month following your date of hire. Coverage options and benefits are outlined on the enclosed Summary of Benefits. You will be eligible to participate in the Federal Signal Corporation Savings Retirement Plan (401(k) plan) on your date of hire. In addition, you will be eligible to participate in the non-qualified Savings Restoration Plan in 2014.

8)	Severance: You will be eligible to participate in the Federal Signal Executive General Severance Plan as a Section 16 Tier 2 Executive. A copy of this plan is attached for your review.

9)	Change in Control: You will be eligible to enter into a Change in Control Agreement. The form of the Company’s Change in Control Agreement has been revised for all eligible employees hired after February 20, 2009, in response to a shareholder proposal on certain types of severance payments. A copy of the Change in Control Agreement is enclosed.

10)	Employment Eligibility Verification: The Immigration Reform and Control Act of 1986 requires employers to ensure all new employees are eligible to work in the United States. As such, new employees must present proof of employment eligibility within three days of employment. Please review the enclosed I9 Form list of acceptable documents. You should be prepared to provide your original documentation on your first day of employment with the Company.

Should you decide to accept this offer of employment, your employment will be considered employment “at will”. This means either you or the Company may choose to end the employment relationship at any time with or without cause. This offer is not, nor shall it be construed to be, a contract of employment between you and Federal Signal Corporation. This offer of employment is expressly contingent upon your successfully passing a drug and/or alcohol screen, our obtaining a favorable background check, your execution of a Terms of Employment Agreement, and your agreement to a start date that is mutually agreeable. Please contact Gail Jernberg at (630) 954-2014 to make arrangements for these prerequisites.

Ian, I look forward to your joining the Federal Signal team. As a Section 16 officer, this offer also needs CBC approval which we can obtain once we receive your acceptance. We have reviewed your candidacy with the full board and don’t anticipate any problems with CBC approval. To accept this offer, please sign and date this letter in the space below and return it to me before August 5, 2013. As part of the executive onboarding process, we will schedule a meeting with our organizational psychologist to facilitate your smooth transition to Federal Signal. If you have any questions about this offer, please call me at (630) 954-2036.

Best regards,

Julie A. Cook

Vice President, Human Resources

Federal Signal Corporation

Enclosures:

Benefits Summary

I9 Form

Terms of Employment Agreement

Executive Severance Plan

Change in Control Executive Severance Agreement

Acceptance:

I accept this offer as described above.

/s/ Ian Hudson	8/1/2013
Ian Hudson	Date

1415 WEST 22nd STREET l OAK BROOK, ILLINOIS 60523 l PHONE (630) 954-2000